Exhibit F

March 1, 2024

Transformative Investment Pte Ltd

Re: Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated on or about the date hereof (as may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Transformative Investments Pte Ltd, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Helium, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and TDCX Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being entered into between LLJ Limited (the “Founder Entity”) and Parent in connection with the execution and delivery of the Merger Agreement.

1. Commitment. The Founder Entity hereby irrevocably commits and agrees, subject to the terms and conditions set forth herein, at the Closing, to subscribe, or cause to be subscribed, directly or indirectly through one or more of its Affiliates, for newly issued ordinary shares of Parent and to pay (or cause to be paid) to Parent, in immediately available U.S. dollar denominated funds, an aggregate amount in cash equal to US$49,900,000 (the “Commitment”) solely for the purposes of enabling Parent, directly or indirectly, together with the other financial resources of Parent, (a) to fund (or cause to be funded) the Merger Consideration and any other amounts required to be paid by Parent pursuant to the Merger Agreement, and (b) to pay (or cause to be paid) fees and expenses incurred by Parent and the Company in connection with the transactions contemplated by the Merger Agreement (which, in each case and for the avoidance of doubt, shall not include Parent Termination Fee or any Guaranteed Obligations (as defined in the Limited Guarantee given by the Founder Entity) in respect of Parent Termination Fee under the Limited Guarantee given by the Founder Entity). The Founder Entity and its Assignees shall not under any circumstances be obligated to fund, or to cause to be funded, an aggregate amount in excess of the Commitment, and neither the Founder Entity nor any of its Assignees shall under any circumstances be obligated to fund, or cause to be funded, an aggregate amount in excess of the Commitment. The obligation of the Founder Entity (together with its Assignees) to fund the Commitment is subject to (a) the satisfaction or waiver of all of the conditions in Section 7.01 and Section 7.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), and (b) either the substantially simultaneous consummation of the Closing or the obtaining by the Company in accordance with the terms and conditions of Section 9.08(b) of the Merger Agreement of an Order requiring Parent to cause the Equity Financing to be funded and to effect the Closing. The liability of the Founder Entity hereunder shall not exceed the amount of the Commitment (the “Cap”). Solely in the event that Parent does not require all of the Commitment hereunder in order to satisfy Parent’s payment obligations under Section 2.01 of the Merger Agreement and to pay all related fees and expenses, in each case, in connection with the consummation of the Transactions and pursuant to and in accordance with the Merger Agreement, the Commitment to be funded under this letter agreement may be reduced in the manner designated by Parent solely to the extent Parent does not require all of the funding with respect to which the Founder Entity has made the Commitment in order to satisfy any such payment obligations. The proceeds from the Commitment shall be used solely for funding the payment obligations of Parent at the Closing and the payment of related fees and expenses in connection with the consummation of the Transactions and pursuant to and in accordance with the Merger Agreement, and for no other purpose.

2. Termination. This letter agreement and the Founder Entity’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the valid termination of the Merger Agreement pursuant to and in accordance with the terms thereof, (c) the satisfaction in full of Founder Entity’s obligation to complete the funding of the Commitment at or prior to the Closing, (d) if a claim for specific performance is brought against Parent and Parent is not required to consummate the Transactions or effect the Closing pursuant to a final and non-appealable order by an arbitration tribunal or court of competent jurisdiction, (e) the assertion by the Company or any of its Affiliates, directly or indirectly, in any litigation, arbitration or other Action or dispute of any claim (whether in tort, contract or otherwise, and including in respect of any oral representations made or alleged to be made in connection therewith) against the Founder Entity, any Non-Recourse Party (as defined in the Limited Guarantee) or Parent, as applicable, relating to this letter agreement, the Limited Guarantee (as defined below), the Merger Agreement, or any other transaction document in connection with the Transactions, or any of the transactions contemplated thereby (other than (i) a claim seeking an Order of specific performance or other equitable relief to cause the funding of the Commitment in accordance with Section 5(b) hereof, (ii) a claim seeking an Order of specific performance or other equitable relief against Parent or Merger Sub in accordance with Section 9.08 of the Merger Agreement), or (iii) any Retained Claim (as defined in the Limited Guarantee)), or (f) the assertion by the Company or any of its Affiliates, directly or indirectly, that the Cap on the Founder Entity’s liabilities hereunder is illegal, invalid or unenforceable in whole or in part. Upon termination of this letter agreement, the Founder Entity shall not have any further obligations or liabilities hereunder, provided that, this Section 2 (Termination), Section 4 (No Third Party Beneficiaries), Section 9 (Governing Law), Section 10 (Arbitration) and Section 12 (Notices) of this letter agreement shall survive any termination of this letter agreement pursuant to the foregoing.

3. Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this letter agreement may not be assigned by either party hereto without the prior written consent of the other party hereto and the Company, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, the Founder Entity may assign or delegate all or a portion of its obligations to fund the Commitment to one or more of its Affiliates (each an “Assignee”) and may designate any Assignee as responsible for the performance of its appointed functions under this letter agreement without the prior written consent of Parent and the Company; provided, however, that any such assignment or transfer shall not relieve the Founder Entity of any of its obligations under this letter agreement (including its obligation to fund the Commitment in full hereunder) except to the extent performed by such Assignee.

(b) This letter agreement may not be amended, and no provision hereof waived or modified, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, waiver or modification hereof signed by each of the parties hereto and the Company.

(c) Together with the other transaction documents in connection with the Transactions, this letter agreement constitutes the entire agreement between the Founder Entity, any of its Affiliates and each other party to the Merger Agreement with respect to the transactions contemplated hereby and thereby and supersedes all prior agreements and understandings, both written and oral, among or between any of such parties with respect to the subject matter hereof and thereof.

4. No Third Party Beneficiaries. Except to the extent expressly set forth in Sections 5(a) and 5(b), (i) this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, and (ii) nothing set forth in this letter agreement shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement.

5. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, Parent, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person other than the Founder Entity and its Assignees shall have any obligation hereunder or under the Limited Guarantee or in connection with the transactions contemplated hereby and that, notwithstanding that the Founder Entity or any of its Assignees may be a partnership or limited liability company, it has no rights of recovery and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against any Non-Recourse Party (other than the Founder Entity and its Assignees), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party (other than the Founder Entity and its Assignees) for any obligations of the Founder Entity or its Assignees under this letter agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation; provided, and for the avoidance of doubt, this sentence shall not in any respect limit the Company’s right to assert any Retained Claim against a Non-Recourse Party that such Retained Claim may be asserted against in accordance with the Limited Guarantee. The Non-Recourse Parties are hereby made third party beneficiaries of this Section 5(a) and may rely on and enforce the provisions of this Section 5(a).

(b) This letter agreement may only be enforced by Parent, or, solely to the extent set forth in the following proviso, the Company; and none of Parent’s, Merger Sub’s or the Company’s creditors shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided, however, that, subject to the terms and conditions of the Merger Agreement, the Company is hereby made an intended third party beneficiary of the rights granted to Parent hereby solely for the purpose of directly enforcing the rights of Parent to cause the Founder Entity to fund the Commitment under this letter agreement through an action for specific performance, solely to the extent that Parent is permitted to enforce the Commitment pursuant to the terms and conditions hereof and the Company is permitted to seek specific performance of Parent’s obligation to cause Parent to consummate the Transactions or effect the Closing pursuant to Section 9.08 of the Merger Agreement and in each case for no other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement).

(c) Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce Parent’s right to cause the Commitment to be funded to Parent solely to the extent permitted under Section 5(b) and the Company shall not be a third party beneficiary for any purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) other than as specified in Section 5(b). The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by the Founder Entity of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages).

(d) Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liabilities of the Founder Entity under this letter agreement exceed the Cap. No party hereto may enforce the Founder Entity’s obligations under this letter agreement without giving effect to the Cap. Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that the Cap on the Founder Entity’s liabilities hereunder is illegal, invalid or unenforceable in whole or in part, then (i) the obligations of the Founder Entity under this letter agreement shall terminate ab initio and be null and void, (ii) if the Founder Entity previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (iii) the Founder Entity shall not have any liabilities or obligations to any Person under this letter agreement.

(e) Each party hereto acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Founder Entity under this letter agreement are solely contractual in nature, and the Founder Entity shall not be liable for any amounts hereunder in excess of the Commitment (or such lesser amount as may be required to be paid by the Founder Entity in accordance with the terms hereof and the Merger Agreement, as applicable).

(f) Simultaneously with the execution and delivery of this letter agreement, the Founder Entity is executing and delivering to the Company a Limited Guarantee (as amended, restated, modified or supplemented from time to time, the “Limited Guarantee”) relating to certain payment obligations of Parent under the Merger Agreement. The Company’s right and remedies against the applicable Non-Recourse Parties with respect to any Retained Claim shall, and is intended to, be the Company’s sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Founder Entity and the other Non-Recourse Parties for any liability, loss, damages or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any liabilities or obligations arising under, or in connection with, the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transactions to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection therewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Founder Entity’s breach of its obligations under this letter agreement.

6. Representations and Warranties of the Founder Entity. The Founder Entity hereby represents and warrants to Parent that:

(a) it is duly organized and validly existing under the Laws of the jurisdiction of its organization;

(b) the execution, delivery and performance of this letter agreement by the Founder Entity have been duly authorized by all necessary limited partnership or corporate action (as applicable) on the part of the Founder Entity;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by the Founder Entity have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement except in any such case where failure to obtain or make any of the foregoing would not, individually or in aggregate, have a material adverse effect on the ability of the Founder Entity to satisfy the Commitment hereunder;

(d) assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, this letter agreement constitutes a legal, valid and binding obligation of the Founder Entity enforceable against the Founder Entity in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

(e) it has assets in an aggregate amount not less than the Commitment.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Founder Entity that:

(a) it is duly organized and validly existing under the Laws of the jurisdiction of its organization;

(b) the execution, delivery and performance of this letter agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement except in any such case where failure to obtain or make any of the foregoing would not, individually or in aggregate, have a material adverse effect on the ability of the Parent to perform its obligations contemplated hereunder; and

(d) assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, this letter agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

8. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Founder Entity; provided, however, that the existence and content of this letter agreement may be disclosed (a) by the Founder Entity and Parent to the Company and its Representatives of the foregoing; (b) to the extent required by applicable Laws and the applicable rules of any national securities exchange and in connection with any Legal Proceedings relating to transactions contemplated hereby or by the Merger Agreement or the other transaction documents in connection with the Transactions, and (c) by the Founder Entity to any Non-Recourse Party that needs to know of the existence of and content of this letter agreement.

9. Governing Law. This letter agreement and any dispute, controversy, difference, claim or Action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

10. Arbitration. Any dispute, controversy, difference, claim or Action arising out of or in any way relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 10. This arbitration agreement shall be governed by Singapore law. The seat of the arbitration shall be in Singapore. The tribunal shall consist of three arbitrators. The language of the arbitration shall be English. The submission to arbitration in this Section 10 shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

11. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 11.

12. Notices.

(a)

All notices, requests, demands, claims and other communications required or permitted hereunder will be in English and in writing and will be deemed to have been duly served on, given to or made in relation to a party if it is e-mailed to that party’s authorized e-mail address, left at the authorized address of that party, sent by overnight courier, registered mail or certified mail to that party at such address and will, if:

i)	e-mailed, be deemed to have been received at the time of transmission upon confirmation of receipt;

ii)	personally delivered or sent by overnight courier with a reputable international overnight courier service, be deemed to have been received at the time of delivery; or

iii)

sent by registered or certified mail, postage prepaid and signed for in each case, be deemed to have been received five (5) Business Days after the date of mailing (provided that a copy is also sent by e-mail on the date of mailing);

provided that if a notice would otherwise be deemed to have been received after 6.00 p.m. (in the time zone of the recipient) on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. (in the time zone of the recipient) on the next following Business Day.

(b)

For the purposes of this Section 12, the authorized address and e-mail address of the parties are as follows (provided that where such other address or e-mail address (as applicable) has been notified by any party to the other parties pursuant to the foregoing provision, such other address or e-mail address will supersede the previous address or e-mail address (as applicable) from the date on which notice of the new address is deemed to be served under this Section 12):

The Founder Entity:

Address:	750D Chai Chee Road, #06-01/06 ESR BizPark @ Chai Chee Singapore 469004
E-mail:	laurent.junique@tdcx.com
For the attention of:	Laurent Bernard Marie Junique

Parent: the address set forth in the Merger Agreement.

13. Counterparts. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Remainder of page intentionally left blank]

Yours faithfully,

FOUNDER ENTITY:

LLJ LIMITED

By:	/s/ Jean-Marc Rentsch and /s/ Mark Farrel
	Name:	Jean-Marc Rentsch and Mark Farrel
	Title:	Authorised signatories for and on behalf of Bartley Directors Ltd. as sole director of LLJ Limited

[Signature Page to Equity Commitment Letter]

Accepted and acknowledged:

PARENT:

TRANSFORMATIVE INVESTMENTS PTE LTD

By:	/s/ Laurent Bernard Marie Junique
Name: Laurent Bernard Marie Junique
Title: Director

[Signature Page to Equity Commitment Letter]